Exhibit 99.2

TITUS PROPERTIES
UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

FOR THE SIX MONTHS ENDED
JUNE 30, 2022 AND 2021

TITUS PROPERTIES
STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
TABLE OF CONTENTS

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Unaudited Interim Statements of Revenues and Direct Operating Expenses for the six months ended
June 30, 2022 and 2021………………………………………………………………………………………...2
Notes to Unaudited Interim Statements of Revenues and Direct Operating Expenses for the six months ended June 30, 2022 and 2021.…………………………………………………………………………………3

TITUS PROPERTIES
UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
(in thousands)

	For the Six Months Ended June 30,
	2022	2021
Revenue:
Oil, natural gas, and natural gas liquids revenues	$401,097	$6,142
Direct operating expenses
Lease operating expenses	11,369	811
Production and ad valorem taxes	30,660	501
Total direct operating expenses	42,029	1,312

Revenues in excess of direct operating expenses	$359,068	$4,830

See accompanying notes to the Statements of Revenues and Direct Operating Expenses.

TITUS PROPERTIES
NOTES TO UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
SIX MONTHS ENDED JUNE 30, 2022 AND 2021

1. BASIS OF PRESENTATION
On June 27, 2022 Earthstone Energy Holdings LLC (“EEH”), a subsidiary of Earthstone Energy Inc. (“Earthstone”) entered into a Purchase and Sale Agreement to acquire from Titus Oil & Gas Production, LLC, Titus Oil & Gas Production II, LLC and their affiliates (collectively “Titus”) its operated and non-operated well bore interest, related proved reserves and associated well equipment and infrastructure in the Delaware Basin of New Mexico (the “Titus Properties”). The total consideration for the Properties was approximately $627 million, subject to post-closing adjustments which reflect an effective date of August 1, 2022 and a closing date of August 10, 2022. The consideration is comprised of $575 million in cash and 3.9 million shares of Earthstone’s Class A common stock.

The acquired assets were less than substantially all of the key operating assets of Titus during the presented periods. Accordingly, complete financial statements under U.S. generally accepted accounting principles (“GAAP”) are not available, or practicable to obtain for the Titus Properties. The accompanying Unaudited Statements of Revenues and Direct Operating Expenses are not intended to be a complete presentation of the results of operations of the Titus Properties and may not be representative of future operations as they do not include general and administrative expenses, interest income or expense, depreciation, depletion and amortization, impairments, income taxes or other income and expense items not directly associated with revenues from oil and natural gas. The accompanying Unaudited Statements of Revenues and Direct Operating Expenses are presented in lieu of the full financial statements required under Rule 8-04 of the Securities and Exchange Commission (“SEC”) Regulation S-X.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of the Unaudited Statements of Revenues and Direct Operating Expenses in conformity with GAAP required management to make various assumptions, judgements and estimates to determine the reported amounts of revenues and direct operating expenses of the Titus Properties for the periods reported. Changes in these assumptions, judgements and estimates will occur due to the passage of time and occurrence of future events. Accordingly, actual results could differ materially from amounts previously established.

Revenue Recognition
Titus recognizes oil and natural gas revenues when title to the product transfers to the purchaser. Performance obligations under Titus’ oil contracts are generally considered satisfied when Titus sells oil production at the wellhead and receives an agreed-upon index price, net of any price differentials. Titus recognizes revenue when control transfers to the purchaser at the wellhead based on the net price received. Titus evaluated whether it was the principal or the agent in gas processing transactions and concluded that it is the principal when it has the ability to take-in-kind. Titus recognizes revenue on a net basis.

Most of Titus’ product sale commitments are short-term in nature with a contract term of one year or less. Titus typically satisfies its performance obligations upon transfer of control as described above and records the related revenue in the month production is delivered to the purchaser. Settlement statements for sales of oil and natural gas may not be received for 30 to 60 days after the date the volumes are delivered, and as a result, Titus is required to estimate the amount of volumes delivered to the purchaser and the price that will be received for the sale of the product. Titus records the differences between estimates and the actual amounts received for product sales in the month that payment is received from the purchaser. Historically, differences between Titus’ revenue estimates and actual revenue received have not been significant.

TITUS PROPERTIES
NOTES TO UNAUDITED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
SIX MONTHS ENDED JUNE 30, 2022 AND 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Direct Operating Expenses
Titus recognizes direct operating expenses when incurred and include amounts required to operate the wells to produce, gather, transport, process and treat oil and natural gas. Direct operating expenses also include production and ad valorem taxes.

3. CONTINGENCIES

The activities of the Titus Properties may become subject to potential claims and litigation in the normal course of operations. Management does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the acquired Properties.

4. EXCLUDED EXPENSES

General and administrative expenses, interest expense, income taxes and other indirect expenses have not been allocated to the Titus Properties and as such, have been excluded from the accompanying Unaudited Statements of Revenues and Direct Operating Expenses. Depreciation, depletion and amortization expense has also been excluded from the accompanying Unaudited Statements of Revenues and Direct Operating Expenses. Any allocation of such indirect expenses may not be indicative of costs which would have been incurred on a stand-alone basis.

5. SUBSEQUENT EVENTS

Subsequent events have been evaluated through September 30, 2022, the date the accompanying Unaudited Statements of Revenues and Direct Operating Expenses were available to be issued. There were no material subsequent events that require recognition or additional disclosure in the accompanying Unaudited Statements of Revenues and Direct Operating Expenses.

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